                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Note: Unless otherwise noted, the Registrant owns 100% of the equity interest in each of the subsidiaries.

Incorporated or organized in Minnesota
         RCC Atlantic, Inc.
         RCC Atlantic Long Distance, Inc.
         RCC Minnesota, Inc.
         RCC Network, Inc.
         RCC Paging, Inc.
         RCC Holdings, Inc.
         RCC Transport, Inc.
         Wireless Alliance, LLC (Registrant has a 70% interest in this entity) TLA Spectrum, LLC
         RGI Group, Inc.

Incorporated in Maine
         MRCC, Inc.
         Western Maine Cellular, Inc., wholly-owned subsidiary of MRCC, Inc.